Exhibit (15)(aa)

November 2018

POLICIES AND PROCEDURES MANUAL

Table of Contents

PCJ Investment Counsel’s Business	2
PCJ Standards of Personal Conduct	3
Client Brokerage and Commissions Policy	16
Allocation of Transactions Among Clients	18
Responsible Investment Policy	21
Valuation Policy	23
Policy on Errors	24
CFA Institute Performance Presentation Standards	25
High Closing Policy	26
Voting Proxies on Behalf of Discretionary Client Accounts	27
Trade Cut-Off Times	30
FINTRAC, Anti-Money Laundering and Anti-Terrorism	32
Organization	41
Social Media & Networking Policy and Guidelines	44
Privacy and Confidentiality Policy	49
Document Retention and Destruction Policy	49
SOCIAL MEDIA Policy	49
Relationship Disclosure Information	50

Approved by the Chief Compliance Officer

November 2018

PCJ Investment Counsel Ltd.

PCJ STANDARDS OF PERSONAL CONDUCT

I.                        INTRODUCTION

1.1                               Application

The standards of conduct set out in this policy apply to all investment personnel of PCJ (the “Personnel”), including the spouse, children, significant others or other family members for which Personnel derive a direct or indirect pecuniary interest.

1.2                               Purpose

PCJ rules relating to personal investing are designed to prevent potential conflicts of interest and the appearance of conflicts of interest with respect to Personnel’s personal transactions. These standards require that Personnel conduct their investment activities by exercising good judgment to achieve and maintain independence and objectivity that is unaffected by any potential conflict of interest.

1.3                               Requirements

Personnel are required to place their fiduciary obligation to PCJ clients first in all dealings and not benefit from positions that PCJ clients occupy in the marketplace.

1.4                               Duties

Personnel have a duty to put the interests of PCJ clients and the integrity of PCJ over and above their own self interests. They must conduct their investment activities by exercising good judgment to achieve and maintain independence and objectivity that is unaffected by any potential conflict of interest or circumstance that may adversely affect their judgment.

1.5                               Rationale

The long-term success of PCJ and its excellent reputation depend on public and client confidence that Personnel are adhering to the highest possible ethical and professional standards.

1.6                               Corporate Investments

PCJ buys short-term investments, usually T-Bills and CDs. These are never traded with a client’s account. The company does not purchase any securities that would put it in non-compliance with conflict of interest rules.

II.                         PERSONAL INVESTING

This policy is subject to ongoing review and modification to ensure that it suits the regulatory and business developments affecting the company. The Compliance Team is responsible for monitoring on-going compliance with this policy and will report any violations to the Board of Directors.

2.1                               Applicability

Restrictions in this Section apply to:

(i)                                     Accounts registered in your name;

(ii)                                  Accounts for which you are able to, directly or indirectly, exercise investment or voting control;

(iii)                               Accounts in which you have a beneficial interest.

You have a beneficial interest in an account if you are in a position to receive benefits comparable to ownership benefits (through family relationship, understanding, agreement or by other arrangement) or you have the ability to gain ownership, either immediately or at some future time.

You are considered to have a beneficial interest in accounts:

(i)                                     Registered in your name;

(ii)                                  Held by your spouse (or equivalent) or other family member living in the same household;

(iii)                               Held by a corporation, partnership or other entity controlled by you;

(iv)                              Held in trust for you or those listed above, unless (i) the trustee is someone other than those listed above and (ii) you are not able to, directly or indirectly, exercise investment or voting control over the account; and

(v)                                 Held by an investment club, of which you, or those listed above, are a member

2.2                               Confidentiality Agreement

All employees are required to sign a confidentiality agreement, to be kept in their personnel file (see Section 2.9), in which they agree not to disclose any confidential or proprietary investment related information to outside parties, other than in the normal course of their duties for the firm.

2.3                               Ban on Participation in Equity IPOs

Personnel are prohibited from participation in an initial public offering (“IPO”) of equity or equity-related securities or any secondary issues of any public issuer. This restriction is designed to circumvent any perceived or potential conflicts of interest or appearances of appropriating an attractive investment opportunity from clients for personal gain or any appearance that the investment opportunity is bestowed as an incentive to make future investment decisions for the benefit of the party making the opportunity available.

2.4                               Ban on Participation in Private Placements

Personnel are prohibited from participation in private placements of any public issuer. Personnel should not be involved in private placement transactions to avoid the appearance or any perception that they might be favors or gifts designed to influence future judgment or to reward past business deals.

2.5                               Restricted Securities

Restricted securities include:

(i)                                     Any securities of companies forming part of the PCJ portfolio of investments, as noted in Section 2.3;

(ii)                                  Securities of any Reporting Issuer that PCJ investment managers have determined should be purchased by PCJ managed accounts;

(iii)                               Securities of any company for which PCJ investment managers have undisclosed inside information.

Upon commencement of employment, personnel are to provide the Compliance Team with a complete list of the securities for all of their accounts covered by this Policy, including the name of securities, number of shares held, exchange ticker symbol or CUSIP number, principle amount, name of broker, dealer or bank where accounts are maintained If new personnel, their spouse (or equivalent), or other family member living in the same household have a beneficial interest in any restricted securities, those securities will be subject to the restrictions of this policy if not traded within three months of the commencement of employment. In that three-month period, pre-clearance will still be required.

Trading reversals (buy/sell or sell/buy) that occur within 30 calendar days of the previous trade will not be permitted. Employees may request an exemption from this restriction if requests are infrequent and they have obtained approval from the Chief Compliance Officer and one Director.

2.6                               Pre-clearance Procedures

Pre-clearance procedures require the approval of the Chief Compliance Officer and are designed to identify possible conflicts. Personal trades will only be approved if the Compliance Team is satisfied that they will not conflict with the best interests of our clients and have not been offered to you because of your position in PCJ.

Approval of all personal trades must be obtained via the online Personal Trading Assistant (PTA), prior to their execution, with the following exceptions:

1.                                      The following securities are exempt from the pre-clearance procedures:

(i)            open-end mutual funds or closed-end Exchange Traded Funds;

(ii)           securities issued by the Government of Canada; or the government of any province in Canada;

(iii)          securities issued by the Government of the United States, or the government of any state in the United States;

(iv)          money market instruments;

(v)           options, futures or other derivatives on any broadly based market indices approved by the Chief Compliance Officer. (however, the use of derivatives to evade the restrictions imposed by this Policy is prohibited);

(vi)          physical commodities or securities relating to those commodities.

2.                                      Personal trades by the spouse (or equivalent), or other family member living in the same household, if that person is employed in the investment industry.

This exception recognizes the practical limitations implicit in situations where individuals may be arranging personal trades in the regular course of their business. Any situations like this must be reported to the Chief Compliance Officer and documented. While pre-clearance of such trades by PCJ’s Compliance Team is not practicable, Personnel are reminded that the Reporting Requirements in Section III are applicable for these trades, as are all the other requirements of the Personal Investing policy.

Approval for trades shall be valid for the calendar day on which the pre-clearance request is approved in PTA.

2.7                               Insider Trading Prohibited

2.7.1 Overview

PCJ is prohibited from undertaking a purchase or sale in a security of any issuer, on the basis of non-public information that is a material change regarding a reporting issuer.

A “material change” generally is any information that would reasonably be expected to have a significant effect on the market price of the securities of the reporting issuer. Common examples of information that will frequently be regarded as material are: projections of future earnings or losses; news of a pending or proposed merger, acquisition or tender offer; news of a significant sale of assets or the disposition of a subsidiary; changes in dividend policies or the declaration of a stock split or the offering of additional securities; changes in management; significant new products or discoveries; impending bankruptcy or financial liquidity problems; and the gain or loss of a substantial customer or supplies. Either positive or negative information may be material.

Directors, officers and employees of reporting issuers may not pass material, non-public information on to others. If a director, officer or employee of PCJ becomes aware of material, non-public information, such individual is bound by securities laws to neither disclose the information nor to act on it. Penalties apply, whether or not any benefit is derived from another’s actions. The same restrictions apply to family members and others living in the same household.

Violations of this policy may subject those involved to disciplinary action, as well as severe civil or criminal penalties.

2.7.2                     Procedures

In the event a director, officer or employee becomes aware of non-public material change about any security or issuer, that information is to be reported as soon as possible to the Chief Compliance Officer & Compliance Team.

The Compliance Team will issue a notice to the PCJ team to cease trading in the security.

The Compliance Team will meet with the PCJ team to determine a course of action while the company is in possession of material, non-public information. Restrictions on trading the security or issuer will depend upon a variety of factors including:

a.               the nature of the material change;

b.              the reason for trading (i.e. client cash flow requirements or trades necessary to remain compliant with client constraints).

Once any follow-up restrictions have been determined, the Compliance Team will provide a timeline to the PCJ team with respect to restrictions on trading activity and the timing of resumption of trading. The Compliance Team will monitor trading during any restricted trading periods.

The Compliance Team will maintain a list of restricted issuers or securities where PCJ has information of a non-public material change.

2.7.3                     Controls and Compliance Monitoring

The compliance monitoring program includes a review by the Compliance Team of issuers or securities on the restricted list to ensure that trading restrictions are adhered to, either for client’s accounts or for staff personal accounts, at the time the issuer or security is added to the list. Members of the PCJ team are required to confirm annually that they understand the provisions of the insider trading policy.

2.8                               Personal Trading Policy Confidentiality Agreement

(This certification is required of all personnel at the commencement of their employment and in modified form on an annual basis, to confirm compliance with the Personal Investing policy during the year then ended.)

I confirm that I have read and understand PCJ’s Standards of Personal Conduct, which incorporate the above Personal Investing policy, as well as the policy below on Reporting Requirements, Sections III, and will comply with the established policies. I also confirm that I have read and understand Section IV, Breach of Personal Investing and Reporting Policy. In keeping with these policies, I will not disclose any confidential or proprietary investment related information to outside parties, other than in the normal course of my duties for the firm.

Name	Date

Signature

III.                              REPORTING REQUIREMENTS

3.1                               Duplicate Statements and Trade Confirmations

All personnel who have trades subject to the Personal Investing Policy must instruct their dealer or broker to provide PCJ with duplicate copies of all statements and trade confirmations for all accounts covered by the policy, no later than 30 days after the end of the applicable calendar quarter. The copies should be sent directly the CC&LFG Compliance Team.

3.2                               Quarterly Personal Trading Reports

All personal trading (other than the exceptions noted in Section 2.7 (1) (i) to (v) shall be reviewed and certified to the Chief Compliance Officer in a timely manner and in any event, a report should be completed within 60 days of the end of each quarter of each calendar year.

3.3                               Personal Conduct Statement by Investment Professionals

On an annual basis, all employees are required to complete an online Personal Conduct Statement in PTA for the previous year.

3.4                               Annual Report of Securities Holdings (SEC requirement)

As required for PCJ Investment Counsel’s SEC registration, directors, officers, staff and partners are required to provide a list of “reportable securities” annually, reporting to coincide with investment professional personal conduct statements. The holdings list can exclude the following:

a.                                      Direct obligations of the Government of the United States;

b.                                      Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short- term debt instruments, including repurchase agreements;

c.                                       Shares issued by money market funds;

d.                                      Shares issued by open-end funds other than reportable funds; and

e.                                       Shares issued by unit investment trusts that are invested exclusively in one or more open- end funds, none of which are reportable funds

Employees are required to provide the title and type of security, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which employees have any direct or indirect beneficial ownership. Also required is the name of any broker, dealer or bank with which employees maintain an account in which any securities are held for the employees’ direct or indirect benefit.

3.5                               Additional Disclosure Requirements

a.                                      Ownership in equity securities (shares) in private companies that become Reporting Issuers must be disclosed in private companies that become Reporting Issuers must be disclosed in writing to the Compliance Team immediately upon that company “going public”.

b.                                      Personnel shall disclose to the Chief Compliance Officer all matters, including beneficial ownership of securities or other investments, that reasonable could be expected to interfere with their duty to PCJ and its clients or with their ability to make unbiased and objective decisions or recommendations.

Subject to the provisions of Section 5.2, Personnel shall disclose to the Chief Compliance Officer in writing all monetary compensation including, but not limited to, Director’s fees or other benefits that they receive for their services that are in addition to compensation or benefits conferred by PCJ.

IV.                               PERSONAL BENEFITS

4.1                               Gifts & Entertainment

In general, personnel should not accept any gift or gratuity from an issuer of securities, a broker or anyone doing business with PCJ or any of the affiliates or associates of PCJ. This standard does not preclude customary, ordinary, business-related entertainment. In keeping with the duty of loyalty to clients, this restriction preserves independence and objectivity when making decisions that affect investment portfolios. Specific guidelines are as follows:

(i)                                     Personal gifts are discouraged and may not be accepted if an individual gift or a series of gifts over the course of a year exceed $100 Cdn in value.

(ii)                                  Entertainment, including business meals, should not be repetitive or extravagant. To the extent the market value of entertainment is expected to exceed $250 Cdn, the employee must seek permission from a director of the firm. In certain cases, the employee will be required to make some form of reimbursement to the hosting company.

(iii)                               Tickets to events are only considered “entertainment” if a representative from the hosting firm accompanies the PCJ employee. Otherwise, the ticket is considered a gift and is subject to the dollar limit on gifts. Tickets received as “gifts” are discouraged.

Additionally, the acceptance of cash gifts (including gift certificates and pre-paid credit cards), securities or loans are strictly prohibited.

On a quarterly basis, all Employees are required to report all gifts and entertainment in excess of $100 Cdn, received from an issuer of securities, a broker or anyone doing business with PCJ or any of the affiliates or associates of PCJ.

PCJ may provide gifts or entertainment to clients, service providers, brokers, etc., as long as the value is reasonable, and such gift or entertainment does not give rise to an actual or perceived material conflict of interest. It should also be noted that PCJ prohibits the offering, giving, soliciting or the acceptance of any bribe in whatever form to or from any person or company by any employee, contractor, consultant, agent or other person for whatever reason. Personnel should obtain pre-approval in advance of providing any gift or entertainment, including meals, to any domestic or foreign public official or representative, representing an entity which is not an existing client.

4.2                               Duties to Employer

Personnel shall not undertake independent practice or outside employment which could result in compensation or other benefit in competition with PCJ unless written consent is obtained from the Board of Directors of PCJ.

V.                                    BREACH OF PERSONAL INVESTING AND REPORTING POLICY

Personnel must report to the Compliance Team any violations of the Policy which come to their attention. If personnel breach any of the provisions of the Policy, knowingly or unknowingly, they may be issued a written warning, have their employment responsibilities revised, be required to forfeit any related trading profits, be suspended or be terminated. They may face additional consequences under securities laws.

VI.                               RELATIONSHIPS WITH OTHERS

6.1                               Service of Directors

Personnel are not allowed to serve as directors of Reporting Issuers without prior approval of the Board of Directors of PCJ and subsequent disclosure to clients of PCJ.

6.2                               Preservation of Confidentiality

Personnel shall preserve the confidentiality of information communicated by PCJ clients concerning matters within the scope of the confidential relationship, unless he/she receives information concerning illegal activities on the part of the client.

6.3                               Maintenance of Independence and Objectivity

Personnel, in relationships and contacts with an issuer of securities, whether individually or as a member of a group, shall use particular care and good judgment to achieve and maintain independence and objectivity.

6.4                               Fiduciary Duties

Personnel should always strive to act honestly, fairly and in the best interests of PCJ and its clients.

6.5                               Misconduct

Personnel shall not commit any act that materially reflects adversely on a person’s honesty, trustworthiness, or fitness for registration under the applicable securities regulation.

6.6                               Dismissal

Non-compliance with this policy shall be considered cause for dismissal.

VII.                          DISSEMINATION OF POLICY

7.1                               New Employees

This policy shall form part of the material given by PCJ to all Personnel joining the company.

7.2                               Amendments

Any and all amendments or revisions to this policy will be highlighted and provided forthwith to all Personnel.

7.3                               Clients of PCJ

A copy of this policy will be provided by PCJ to any of its clients on a confidential basis, upon request.

VIII.                     POLITICAL CONTRIBUTIONS POLICY

8.1                               Background

PCJ understands that a Supervised Person may decide to engage in political and similar endeavors, including by making political contributions, and PCJ supports each individual’s right to do so.

There are, however, certain United States federal, state, local and foreign laws, rules, regulations, policies and best practices that apply to the giving of gifts and the making of political contributions to (and the solicitation of the same on behalf of) governmental and/or political officials (the “Applicable Rules”), including, but not limited to:

a.                              Limits on contributions to any particular political candidate and criteria for eligible contributors;

b.                              Limits on political contributions by investment advisers (and their employees) that have (or are seeking) or may in the future have (or seek) investment advisory contracts with a given state or local municipality (and a “contract” for this purpose could include, for example, a subscription agreement from a state pension plan with a fund advised by the adviser);

c.                               Governmental agencies’ internal policies and procedures applicable to government officials receiving contributions, gifts or entertainment; and

d.                              SEC rules limiting an adviser’s ability to receive compensation directly or indirectly from government pension plans (e.g., management fees received in respect of a plan’s fund subscription), if those plans are controlled or influenced by public officials that have received political contributions from the adviser’s employees.

8.2                               Purpose

The purpose of this Political Contributions Policy (this “Policy”) is to set forth clearly the internal principles established by PCJ regarding political contributions within the United States. This Policy is applicable to each Supervised Person. PCJ’s objectives are (1) to comply with Rule 206(4)-5 (and avoid political contributions that could result in any restrictions or limitations on PCJ’s ability to solicit public pension plans) and other applicable provisions of the Investment Advisers Act of 1940, as amended, (2) to comply with the other Applicable Rules and (3) to promote transparent and fair dealings with all of the investors in its funds and other clients, and specifically with public pension funds, and to avoid even the appearance of impropriety in connection with political contributions.

8.3                               Definitions

For purposes of this Policy:

a.                                      “Contribution” means any Payment made for: (i) the purpose of influencing any election for federal, state or local office in the United States; (ii) payment of debt incurred in connection with any such election; or (iii) payment of transition or inaugural expenses of the successful candidate for state or local office in the United States.

b.                                      “Government Entity” means any state of the United States or political subdivision of such a state, including: (i) any agency, authority, or instrumentality of the state or political subdivision; (ii) a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof; (iii) any participant-directed investment program or plan sponsored or established by a state or political subdivision or any agency, authority or instrumentality thereof; and (iv) officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

c.                                       “Immediate Family” means a person related by blood or marriage (including a domestic partner) who resides in the same household. A person adopted into a family is considered a relative on the same basis as a natural born family member.

d.                                      “Official” means any person (including any election committee for the person) who was, at the time of the Contribution, an incumbent, candidate or successful candidate for elective office of a Government Entity.

e.                                       “Payment” means any gift, subscription, loan, advance, or deposit of money or anything of value (i.e., provision of services whether paid or volunteer).

8.4                               Policy

No Supervised Person (including members of his or her Immediate Family and any political action committee that he or she controls, whether or not any such person is a U.S. person) shall:

a.                                      make a Contribution to an Official of a Government Entity in excess of $350 per Official per election (or $150 per Official per election if, at the time of the Contribution, the Supervised Person is not entitled to vote in such election);

b.                              make a Contribution to an Official of a Government Entity if the CCO or another member of the Compliance Team has informed the Supervised Person or if such Supervised Person otherwise has any reason to believe that such Contribution would violate this Policy or the Applicable Rules;

c.                               make any Payment to a political action committee, political party or any other person if such Supervised Person has any reason to believe such Payment recipient will use it to make a Contribution or Payment that would be impermissible under this policy if made directly by such Supervised Person, and the Supervised Person must inquire with the Payment recipient about the recipient’s intended use of such Payment before making such Payment);

d.                              coordinate, or solicit any person or political action committee to make, any (x) Contribution to an Official of a Government Entity or (y) Payment to a political party of a state or locality; or

e.                               Use PCJ’s name, systems (e.g., e-mail and voicemail), facilities or property in connection with any of the activities described above.

Political contributions may be made to, and coordination and/or solicitation of persons and/or political action committees to make such contributions may be conducted for, candidates for U.S. federal offices (e.g., President, House of Representatives and Senate) and political parties’ national committees, provided that (i) the recipients or beneficiaries of such contributions or activities do not currently hold elected positions at the state or local levels in the United States, and (ii) such contributions or activities are in compliance with applicable election laws.

In general, PCJ does not make Payments regulated by this Policy (and none are expected); however, any such Payment, if made, will comply with the Applicable Rules and is subject to pre-approval by the Chief Compliance Officer.

Reporting. Supervised Persons must promptly notify the Compliance Team, in writing, of any Contribution to an Official of a Government Entity and provide any other information requested by the Compliance Team. In connection with any individual becoming a Supervised Person, the Compliance Teamwill collect information from such individual, and such individual will provide the information requested, in each case to the extent necessary to allow PCJ to comply with the Applicable Rules.

Monitoring. The Compliance Teamwill monitor this Policy and maintain records of all Contributions reported to the Compliance Team. Any Supervised Person aware of any violation of this Policy by himself or herself or by any other Supervised Person shall contact the Compliance Team. In addition, any member of the Compliance Team may request information about any gift, entertainment or event, which Supervised Persons shall promptly provide. Supervised Persons who violate this Policy may be subject to sanctions, including, but not limited to, suspension, fine or dismissal.

Supervised Persons should also refer to PCJ’s Gifts and Entertainment Policy for additional policies and procedures applicable to the making or giving of any gifts or entertainment.

This Political Contributions Policy was last updated as of February 2016.